January 15, 2009

To:

Bill Morgan
24304-55th Ave
Langley, BC
V6V 1K4
Canada

Re:           Letter of Intent

Dear Mr. Morgan;

The purpose of this letter is to set forth the mutual intentions of North Bay Resources Inc. (“North Bay”) and Bill Morgan (“Morgan”) with respect to a proposed joint-venture regarding North Bay’s Fraser River Platinum placer property, near Lytton, British Columbia  (the “JV Property”), of which North Bay presently holds a 100% undivided interest.

It is the intent of the parties that the Proposed Transaction would be preceded by and contingent on the terms and conditions set forth below:

1. Morgan will conduct due diligence by visiting the JV Property to assess the mineralization and general environment by way of a short work program.  North Bay expressly grants permission to Morgan to enter the property for the purpose of conducting said due diligence until July 31, 2009.

2. Bill Morgan shall be responsible for all expenses related to said work program.  Bill Morgan shall further be responsible for filing any and all work permits required by the Province of British Columbia, including notification of work in compliance with the Act to any parties holding title to the surface rights on or adjacent to the JV Property, and in compliance with the Act will consult with any affected First Nations in the immediate area.

3. At the conclusion of the work program, Bill Morgan will issue a report which North Bay can then file as a statement of work with the Mineral Titles Branch of British Columbia’s Ministry of Energy, Mines and Petroleum Resources (MEMPR) via the Mineral Titles Online (MTO) system.  All expenditures by Morgan will be documented and applied toward the MEMPR work requirements on the JV Property.

4. Bill Morgan shall determine no later than July 31, 2009 whether he wishes to proceed with the proposed transaction.

The terms and conditions of this letter are set forth only to describe our mutual present intentions as reflected in our conversations regarding the Proposed Transaction and are not intended to create any binding obligations on the part of North Bay or Bill Morgan or to be construed as an agreement to enter into any binding agreements.  No such obligations shall arise unless and until there shall have been prepared, executed and delivered definitive written agreements acceptable in form to both parties setting forth such terms and such additional understandings as North Bay and Bill Morgan may develop in the course of their negotiations leading up to such agreements.

If you concur that this letter correctly sets forth our mutual intentions, please indicate your acceptance and approval of the letter in the space provided below.

Very truly yours,

North Bay Resources Inc.

By  /s/ Perry Leopold

Perry Leopold, CEO

ACCEPTED AND APPROVED

Bill Morgan

By  /s/ Bill Morgan

Bill Morgan